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Exhibit 10.1

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated as of the 3rd day of March 2020 (the “Sublease Commencement Date”), between HALOZYME, INC., a California corporation, with offices at 11388 Sorrento Valley Road, San Diego, California 92121 (“Sublandlord”), and ARROWHEAD PHARMACEUTICALS, INC., a Delaware corporation,  with offices at 177 E. Colorado Blvd., Suite 700, Los Angeles, California 91101 (“Subtenant”).

RECITALS

WHEREAS, Sublandlord is the tenant of certain premises consisting of approximately 21,060 rentable square feet of space at 11404 Sorrento Valley Road, San Diego, California (the “Building”), pursuant to a lease dated as of June 10, 2011, with BMR-SORRENTO PLAZA LLC, as landlord (“Prime Landlord”, such lease as amended from time-to-time, being referred to as the “Prime Lease”).  A copy of the Prime Lease and all amendments thereto entered into as of the Sublease Commencement Date are annexed hereto as Exhibit A;

WHEREAS, Section 28.1 of the Prime Lease permits Sublandlord to sublease the Building with Prime Landlord’s prior written consent; and

WHEREAS, Subtenant wishes to sublet from Sublandlord the Building, as more particularly described on the floor plan annexed hereto as Exhibit B and being referred to as the “Subleased Premises”.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.Term.

(a)Subject to and in accordance with all of the terms, covenants and conditions of this Sublease, Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hires and accepts the Subleased Premises from Sublandlord, for a term (the “Sublease Term”) to commence on the Sublease Commencement Date; which is the later of i) April 1, 2020 or ii) the Monday immediately following Subtenant’s receipt of Master Landlord’s Consent to Sublease, and to expire on January 14, 2023 (the “Sublease Expiration Date”), both dates inclusive, unless the Sublease Term shall sooner end pursuant to any of the terms, covenants and conditions of this Sublease or the Prime Lease.

(b)In the event that Sublandlord is unable to deliver possession of the Subleased Premises to Subtenant or is delayed in delivering possession of Subleased Premises due to factors beyond Sublandlord’s control (including, without limitation, Prime Landlord’s failure to deliver its consent to this Sublease in a timely manner), Sublandlord shall not be subject to any liability therefor and the validity of this Sublease shall not be impaired.

(c)Subtenant shall have the ability to enter and occupy the Subleased Premises, without rent due prior to the Sublease Commencement Date for the purposes of installing equipment, furniture, fixtures and cabling.  During said early occupancy, at any time prior to the time Subtenant is operating its business on the Subleased Premises, Subtenant shall not be responsible for Sublease Rent or operating expenses.  For the avoidance of doubt, if at any time during said early occupancy Subtenant commences business operations, Subtenant shall be responsible for paying Sublandlord Sublease Rent and for operating expenses of the Subleased Premises.

2.Use.   Subtenant shall use the Subleased Premises solely for general office and laboratory use and for no other use unless Sublandlord provides its prior written consent.  Subtenant shall not use or conduct its operations at the Subleased Premises or common areas in any manner that would breach or violate the terms of the Prime Lease or this Sublease.

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3.Rent.

(a)From and after the Sublease Commencement Date, Subtenant shall pay to Sublandlord the base rent specified in subsection 3(b) below (“Base Rent”).  Base Rent and all other items of additional rent, charges and expenses payable by Subtenant hereunder (collectively, “Rent”) shall be paid to Sublandlord on the first day of each calendar month during the Sublease Term (unless otherwise specifically provided herein), without deduction, abatement, counterclaim or setoff of any amount for any reason whatsoever.  Rent shall be paid to Sublandlord in lawful money of the United States by electronic funds transfer (wire transfer or ACH) to the following account:

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Or to such other account(s) as Sublandlord may specify from time to time.  Subtenant will complete and execute any documentation that Sublandlord reasonably may require to effectuate payment of Rent.   Any payment by Subtenant or receipt by Sublandlord of an amount less than the amount stipulated hereunder for any portion of Rent shall be deemed a payment on account of such amount(s) payable.  Any provision in the Prime Lease referring to “Minimum Monthly Rent”, “Additional Rent,” or “rent” (or words of similar meaning) incorporated herein by reference shall be deemed to refer to all items of Rent due under this Sublease.

(b)Base Rent shall consist of the following amounts, and shall be paid by Subtenant to Sublandlord as herein provided:

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(c)Notwithstanding subsection 3(b) above, Subtenant’s obligation to pay Rent shall commence on the Sublease Commencement Date and shall be adjusted on a daily prorated basis in the event the Sublease Commencement Date occurs after April 1, 2020 in accordance with Section 1(a) above.  Rent payable hereunder shall be prorated on a daily basis in the case of any period of less than a full calendar year or, in the case of any monthly installment, any period less than a full calendar month.  Subtenant shall pay all commercial rent or occupancy taxes imposed in connection with this Sublease, the Subleased Premises or the payment of Rent hereunder, if applicable.

(d)From and after the Possession Date, Subtenant shall be responsible for Subtenant’s utilities and janitorial services.

(e) Notwithstanding the above, Subtenant shall receive two (2) months of Fifty Percent (50%) Base Rent abatement, to be realized during months 2 and 3 of the Sublease Term.

4.Additional Payments by Subtenant. Consistent with the terms above, Subtenant shall be responsible for paying for Subtenant’s Pro Rata Share of charges for all common area maintenance (“CAM”) including items such as trash removal and landscaping and billed to Sublandlord by Prime Landlord, utilities and other services provided to Subtenant or to the Subleased Premises by or on behalf of Prime Landlord to the extent such utilities, services, materials and other items are not provided without charge pursuant to the Prime Lease.  Tenant is aware that some CAM expenses will be pro-rated as there are services provided covering both the 11404 and 11408 buildings. If Subtenant shall request any other service for which a charge is imposed pursuant to the Prime Lease or otherwise by Prime Landlord, Subtenant shall either pay the full amount of such charge within ten (10) days after demand therefor (i) to Prime Landlord if Prime Landlord bills Subtenant directly for such services, or (ii) to Sublandlord if Prime Landlord bills Sublandlord for such services.  Sublandlord and Subtenant shall request that Prime Landlord forward copies of invoices for such services directly to Subtenant, with copies sent to Sublandlord. On the first day of each calendar month during the Sublease Term, Subtenant shall pay Subtenant’s Pro Rata Share of utilities and janitorial services by depositing with Sublandlord an amount equal to one twelfth (1/12th) of the estimated annual Subtenant’s Pro Rata Share of such expenses due from Subtenant as reasonably determined by Sublandlord from time to time during the Sublease Term and as set forth in a written notice to Subtenant.  Subtenant shall pay for all maintenance and repairs to the building systems as it is written in the Prime Lease, including the provisions of Section 17 of the Prime Lease, and will be obligated to perform routine maintenance and provide backup records per the Prime Lease.  Subtenant shall pay Sublandlord a security deposit on the

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Sublease Commencement Date consisting of the Base Rent for the final month of Base Rent and a mutually agreed upon good faith estimate of expenses to be incurred by Subtenant during the final month of the term of this Sublease.  For purposes of this Sublease, the term “Subtenant’s Pro Rata Share” shall be defined as a ratio, the numerator being the rentable square footage of the Subleased Premises (i.e. 21,060) and the denominator being the rentable square footage of the total rentable square footage under the Prime Lease (i.e.30,371).  As of the date hereof, Subtenant’s Pro Rata Share is 69.34%. Subtenant’s Pro Rata Share of CAM, utilities, materials and janitorial services will for all purposes be treated and considered Additional Rent and the failure of Subtenant to pay the same as and when due will have the same effect as failure to pay any installment of Base Rent and will afford Sublandlord all the remedies in this Sublease therefor as well as at law or in equity.  For avoidance of doubt, Subtenant shall be responsible for all maintenance and repairs for the Building during the term of this Sublease.  With respect to Subtenant’s obligation to pay utilities for the Leased Premises, Subtenant shall pay all of the monthly utility bills, including electricity, water and gas except for $100 of each monthly electricity bill, which shall be paid by Sublandlord.  Upon Sublandlord’s subleasing of the neighboring building located 11408 Sorrento Valley Road, Subtenant’s obligation to pay utilities shall be prorated based upon Subtenant’s utility run rate.  For a period of ninety (90) days, or such other time period as the parties shall subsequently agree in writing, Subtenant shall be permitted access to use Sublandlord’s internet service for the limited purpose of carrying on Subtenant’s business.  Subtenant shall reimburse, indemnify, save, defend (at Sublandlord’s option and with counsel reasonably acceptable to Sublandlord) and hold harmless Sublandlord for, from and against any and all Claims imposed upon or incurred by or asserted against Sublandlord and directly or indirectly arising out of or in any way relating to Subtenant’s use of Sublandlord’s internet service.  Subtenant agrees that Sublandlord shall have no liability whatsoever in connection with Subtenant’s use of Sublandlord’s internet service.

5.Late Charges.If Subtenant shall fail to pay any installment of Rent or any other sum payable under this Sublease within five (5) days after the date when such amount is due, Subtenant shall pay to Sublandlord (in addition to such installment of Rent or other sum, as the case may be) as a late charge, an amount equal to (i) six percent (6%) of the amount unpaid plus (ii) 1.5% per month of the amount unpaid, computed from the due date of such payment to and including the date when such payment is actually made to Sublandlord; provided, however, that the total amount of such late charges shall not exceed the maximum late charge permitted by applicable law.  The late charges for any month shall be paid to Sublandlord within five (5) days after demand therefore.  In the case of any default in payment of any late charges by Subtenant, and in addition to all other remedies, Sublandlord shall have the same rights as provided in this Sublease (including the Prime Lease provisions incorporated by reference) for nonpayment of Rent.  Nothing in this Section, and no acceptance of late charges by Sublandlord, shall be deemed to extend or change the time for payment of Rent.

6.Subordination to the Prime Lease; Prime Landlord’s Consent.

(a)This Sublease is subject and subordinate to the Prime Lease and to each exception, encumbrance, lien or other matter to which the Prime Lease is or shall be subordinate.  In the event of lawful termination of this Sublease, re-entry or dispossession by Prime Landlord under the Prime Lease, Prime Landlord may take over all of the right, title and interest of Sublandlord, as sublessor under this Sublease, and Subtenant shall attorn to Prime Landlord pursuant to the then executory provisions of this Sublease, except that the Prime Landlord shall not be (i) liable for any previous act or omission of Sublandlord under this Sublease, (ii) subject to any counterclaim, offset or defense not expressly provided in this Sublease (which theretofore accrued to Subtenant against Sublandlord), (iii) bound by any previous prepayment of more than one (1) month’s Rent, or (iv) bound by any covenant to undertake or complete or make payment to or on behalf of Subtenant including with respect to any construction the Subleased Premises.

(b)Sublandlord shall use reasonable efforts (but without any obligation to incur any expense or to commence any litigation) to deliver to Subtenant the written consent of Prime Landlord to this Sublease, if the Prime Landlord’s consent to this Sublease is required by the Prime Lease (such consent being referred to as the “Consent”).  Subtenant shall cooperate with Sublandlord in seeking the Consent, including, without limitation, supplying all information and documentation reasonably requested by Prime Landlord with respect to Subtenant.  Subtenant shall pay any fee of Sublandlord in connection therewith (if so required by Sublandlord) and shall occupy and use the Subleased Premises subject to the terms thereof.  In the event Prime Landlord fails or refuses to deliver the Consent, all sums paid

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to Sublandlord by Subtenant (other than with respect to the Consent) shall be returned to Subtenant (without interest) and neither party shall have any further rights or liabilities hereunder except as specifically provided herein to the contrary.

7.Incorporation by Reference.

(a)Subject to the provisions of this Sublease, the terms and conditions of the Prime Lease (including, without limitation, the remedies thereunder) are hereby incorporated by this Sublease and made a part hereof with the same force and effect as if such terms and conditions were completely set forth herein, and as if the words “Landlord” and “Tenant”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, Sublandlord and Subtenant under this Sublease, and as if the word “Premises”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean the Subleased Premises under this Sublease, and as if the word “Lease”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this Sublease, and as if the word “Term”, or words or similar import, wherever the same appear in the Prime Lease, were construed to mean the Sublease Term under this Sublease.  From and after the Sublease Commencement Date, Subtenant shall undertake to perform and observe all the terms, obligations, covenants and conditions of the tenant under the Prime Lease.  The time limits contained in the Prime Lease for the giving of notices, making of demands or performing any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right (including any right to cure a default), remedy or option, are changed for the purposes of incorporation herein by shortening the same by five (5) days in each instance, unless such time limit is five (5) days or less, in which event such period shall be shortened by two (2) days (but in no event shall such time limit be shortened pursuant to this subsection to less than three (3) days), so that notices may be given, demands made, any act, condition or covenant performed, and any right, remedy or option hereunder exercised by Sublandlord within the time limit relating thereto contained in the Prime Lease.  Notwithstanding anything to the contrary in this Sublease, if any of the express provisions of this Sublease shall conflict with any of the provisions of the Prime Lease incorporated herein by reference, such conflict shall be resolved in every instance in favor of this Sublease; however, nothing contained in this Sublease shall be deemed, in any way, to modify any of the provisions of the Prime Lease or Sublandlord’s obligations under the Prime Lease.

(b)All capitalized words and phrases not otherwise defined or described in this Sublease shall have the meanings ascribed to them in the Prime Lease.

8.Performance by Sublandlord.

             (a)         Subtenant shall not have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Prime Lease with respect thereto.  Notwithstanding anything to the contrary in this Sublease, Sublandlord shall have no liability to Subtenant by reason of any default of Prime Landlord (as to obligations of Sublandlord contained in this Sublease by the incorporation by reference of any provision of the Prime Lease), it being understood that if Sublandlord shall fail to fulfill any obligation of Prime Landlord hereunder and such failure is caused by the failure of Prime Landlord to comply with its obligations under the Prime Lease, then Sublandlord shall have no obligation or liability by reason of such failure.  Subtenant expressly acknowledges that all of the services provided to the Building and the Subleased Premises are supplied by Prime Landlord, that Sublandlord has no control thereof and assumes no responsibility in connection therewith and that no such failure or interruption shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, (ii) constructive eviction, whether in whole or in part, or (iii) liability on the part of Sublandlord, unless and to the extent such failure or interruption is directly attributable only to the gross negligence or willful misconduct of Sublandlord.

(b)Sublandlord shall not be required to make any payment or perform any obligation, and shall have no liability to Subtenant for any matter whatsoever, except for Sublandlord’s obligations:

(i)to pay the Base Rent and Additional Rent due under the Prime Lease (provided Subtenant is not in default in the payment of Rent payable under this Sublease);

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(ii)to use reasonable efforts, upon written request of Subtenant, to cause Prime Landlord to observe and perform its obligations under the Prime Lease with respect to the Subleased Premises (provided that Sublandlord shall not be required to incur any expense or liability in connection therewith and shall not be obligated to commence any litigation); and

(iii)provided that Subtenant is not in default under this Sublease, not to take any action that would cause a default by Sublandlord as tenant under the Prime Lease.

(c)Sublandlord hereby represents to Subtenant that, as of the date hereof, the Prime Lease is in full force and effect.

9.No Breach of the Prime Lease.     Subtenant shall not do, or permit to be done, any act or thing which may constitute a breach or violation of any provision of the Prime Lease, whether or not such act or thing is permitted under the provisions of this Sublease.

10.Indemnification.     Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all loss, cost, damage, expense and liability, including, without limitation, reasonable attorneys’ fees and disbursements, which Sublandlord may incur by reason of: (i) any accident, damage or injury to any person or property occurring in, on or about the Subleased Premises from and after the earlier of (a) the Sublease Commencement Date or (b) the date on which Subtenant accesses the Subleased Premises; (ii) any breach or default under this Sublease by Subtenant; (iii) any work done in or to the Subleased Premises, either by or on behalf of Subtenant after the Sublease Commencement Date; or (iv) any act, omission or negligence by Subtenant or any of its officers, employees, agents, customers, licensees or invitees, or any person claiming through or under Subtenant; provided, however, and notwithstanding anything to the contrary contained in this Section, Subtenant shall not be obligated to indemnify Sublandlord against any such loss, cost, damage, expense or liability to the extent directly caused by Sublandlord’s negligence or willful misconduct.

11.Condition of the Subleased Premises.     Subtenant agrees to accept the Subleased Premises in its “as is” condition on the Sublease Commencement Date and acknowledges that Sublandlord shall have no obligation to perform any work or to make any installations in order to prepare the Subleased Premises for Subtenant’s occupancy, except as otherwise provided herein.  The taking of possession of the Subleased Premises by Subtenant shall be conclusive evidence as against Subtenant that, at the time such possession was so taken, the Subleased Premises and the Building were in good and satisfactory condition. Sublandlord shall remove any and all hazardous materials and guarantee the decommissioning of the premises.

12.Access.     Sublandlord or Sublandlord’s agents shall have the right to enter the Subleased Premises at all reasonable times, upon giving Subtenant reasonable advance notice and signing standard confidentiality documents that might reasonably be required by Subtenant, to perform its obligations and exercise its rights under this Sublease or the Prime Lease.

13.Consents and Approvals.     In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other things, Sublandlord has made a good faith effort to obtain the consent or approval to such matter or thing of Prime Landlord and such consent or approval was not obtained.  If Subtenant shall seek the approval or consent by Sublandlord and Sublandlord shall fail or refuse to give such approval or consent, Subtenant’s sole remedy shall be an action for injunction or specific performance with respect thereto (and such remedy shall be available only in those cases where Sublandlord shall have expressly agreed herein not to unreasonably withhold or delay its consent).

14.Assignment and Subletting.

(a)Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner

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transfer this Sublease or any interest therein, or sub-sublet any portion of the Subleased Premises, without the prior written consent of Sublandlord and Prime Landlord in each instance, which consent may be withheld in the sole and absolute discretion of Sublandlord or Prime Landlord; provided further that Sublandlord shall have the right to withhold its consent to any proposed assignee or sublessee that is in the same business as Sublandlord.  To the extent the rentals or income derived from any sublease or assignment exceed the rentals due hereunder, fifty percent (50%) of such excess rentals and income shall be paid to Sublandlord after Subtenant deducts its reasonable out of pocket costs incurred in connection with such sublease or assignment, including, without limitation, leasing commissions, leasehold improvements, costs and allowances and legal fees.

(b)If this Sublease shall be assigned or if the Subleased Premises or any portion  thereof shall be sublet or occupied by any person(s) other than the original Subtenant named herein, then Sublandlord may collect rent from any such assignee, subtenant or occupant, and apply the net amounts collected to Rent payable pursuant to this Sublease, but no such assignment, occupancy or collection shall be deemed a waiver of any of the provisions of this Section, an acceptance of the assignee, subtenant or occupant as subtenant hereunder, or a release of any person from the further performance by such person of the obligations of Subtenant under this Sublease.  A transfer of control of Subtenant, including, without limitation, a transfer of stock or partnership interest, the merger, consolidation or sale of all or substantially all of the assets of Subtenant or other corporate or other reorganization of Subtenant (whether or not Subtenant shall be the surviving entity), shall be deemed an assignment under this Sublease and shall be subject to all the provisions of this Section.  The consent by Sublandlord and Prime Landlord to any assignment, mortgage, pledge, encumbrance, transfer or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment, mortgage, pledge, encumbrance, transfer or subletting.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, throughout the ownership of at least twenty-five percent (25%) of the legal and beneficial interest in such entity.  No such assignment or subletting shall cause Subtenant to be released from its obligations under this Sublease.  Any proposed assignment or subletting shall be subject to the restrictions regarding assignment and subletting contained in the Prime Lease and the rights of Prime Landlord thereunder.

(c)No Sublease of the Subleased Premises shall release or change Subtenant’s liability to pay Rent and perform its obligations under this Sublease. If any assignee or subtenant defaults under this Sublease, Sublandlord may proceed directly against the Subtenant without pursuing remedies against the subtenant or assignee.

15.Insurance.     Without limiting any of the provisions of the Prime Lease, Subtenant shall maintain throughout the Sublease Term, for the benefit of Sublandlord and Prime Landlord as additional insureds, such insurance as Sublandlord may be required to provide pursuant to the Prime Lease, provided that Subtenant shall only be required to provide insurance with respect to the Subleased Premises.  Certificates of all such polices shall be delivered to Sublandlord on or before the Sublease Commencement Date.  All insurance required to be carried by Subtenant pursuant to this Sublease shall be effected under valid and enforceable polices issued by independent insurers permitted to do business in California reasonably acceptable to Sublandlord.

16.Alterations.

(a)Subtenant shall not make or cause, or suffer or permit the making of, any alteration, addition, change, replacement, installation or addition in or to the Subleased Premises without obtaining the prior written consent of Sublandlord and Prime Landlord thereto in each instance which consent may be withheld in their sole and absolute discretion.  Any permitted changes shall be made only in compliance with the Prime Lease.  Notwithstanding anything to the contrary contained herein or in the Prime Lease, at the end of the Sublease Term, Subtenant shall surrender the Subleased Premises in the condition existing as of the Sublease Commencement Date, reasonable wear and tear excepted, with all originally painted interior walls cleaned, and repaired or replaced if damaged, all carpets shampooed and cleaned, the air conditioning and heating equipment in good order and repair, all floors cleaned and waxed, all to the reasonable satisfaction of Sublandlord and the Prime Landlord. If requested by Landlord or Prime Landlord prior to the expiration of the Sublease term, Subtenant shall remove any and all improvements, additions or installations made at the Subleased Premises and shall restore the Subleased Premises to the condition that existed prior to such improvement.  In the event that Subtenant fails to restore the Subleased Premises as required by the immediately preceding sentence, Sublandlord

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may perform such restoration and all costs incurred by Sublandlord shall be reimbursed to Sublandlord by Subtenant, as additional rent, not later than five (5) days after Sublandlord’s demand therefor.  The provisions of this Section shall survive the Sublease Expiration Date or earlier termination of this Sublease.

(b)Prior to making any “Alterations” (as defined in Section 16.1 of the Prime Lease), Subtenant, at its expense, shall (i) submit to Sublandlord and Prime Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration, and allow 15 business days for adequate review and approval by Sublandlord and Prime Landlord (ii) obtain all permits, approvals and certificates required by any applicable governmental authorities, (iii) furnish to Sublandlord certificates of worker’s compensation (covering all persons to be employed by Subtenant, and Subtenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and builder’s risk coverage all in such form, with such companies, for such periods and in such amounts as Sublandlord may reasonably require, naming Sublandlord and Prime Landlord as additional insureds, and (iv) furnish to Sublandlord reasonably satisfactory evidence of Subtenant’s ability to complete and to fully pay for such Alterations.

(c)All Alterations shall be performed (i) in a good and workmanlike manner and free from defects, (ii) substantially in accordance with the Plans, and by contractors approved by Sublandlord and Prime Landlord, (iii) in compliance with all applicable laws, statutes, ordinances, codes, and rules and regulations, the terms of this Sublease and Prime Lease and all construction procedures and regulations then prescribed by Sublandlord and Prime Landlord, including but not limited to the requirement to coordinate the completion of such Alterations with Sublandlord’s site facility manager, and (iv) at Subtenant’s expense.  All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Sublandlord, and no such materials or equipment shall be subject to any lien or other encumbrance.  Upon completion of any Alterations hereunder, Subtenant shall provide Sublandlord with copies of certificates of partial and final approval of such Alterations required by any applicable governmental authority, as-built Plans for such Alterations prepared in CADD or other format acceptable to Sublandlord, and all final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations, in the form prescribed by California law.

(d)Subtenant shall pay to Sublandlord, upon demand, all out-of-pocket costs actually incurred by Sublandlord in connection with Subtenant’s Alterations, including costs incurred in connection with (i) Sublandlord’s review of the Alterations (including review of requests for approval thereof) and (ii) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Subtenant’s Alterations.

(e)The approval of Plans, or consent by Sublandlord and Prime Land Landlord to the making of any Alterations, does not constitute Sublandlord’s representation that such Plans or Alterations comply with any applicable laws, statutes, ordinances, codes, or rules and regulations.  Sublandlord shall not be liable to Subtenant or any other party in connection with Sublandlord’s approval of any Plans, or Sublandlord’s consent to Subtenant’s performing any Alterations.  If any Alterations made by or on behalf of Subtenant require Sublandlord to make any alterations or improvements to any part of the Building in order to comply with any applicable laws, statutes, ordinances, codes, or rules and regulations, Subtenant shall pay all costs and expenses incurred by Sublandlord in connection with such alterations or improvements.

17.Parking. In the parking areas serving the Subleased Premises, Subtenant shall be permitted, on an unreserved and nonexclusive basis, the use of the Pro Rata Share of the number of parking spaces available on the premises. Sublandlord currently has three reserved parking spaces on the South side of the Building.

18.Right to Cure Subtenant’s Default.     If Subtenant shall default in the observance or performance of any term or covenant of this Sublease on Subtenant’s part to be observed or performed, and if such default has not been cured following ten (10) days’ notice to Subtenant, then Sublandlord may, immediately or at any time thereafter, perform the same for the account of Subtenant.  Notwithstanding the preceding provisions of this Section, if: (i) a default of Subtenant hereunder does not constitute a default under the Prime Lease; (ii) such default cannot reasonably be cured within such ten (10) day period; and (iii) such default does not involve Subtenant’s failure to pay any amount to Sublandlord pursuant to this Sublease, then Sublandlord shall not be entitled to exercise its remedies pursuant to this Section if Subtenant shall

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commence curing such default within such ten (10) day period and shall thereafter cure such default with reasonable diligence (not to exceed, in any event, sixty (60) days).  If Sublandlord makes any reasonable expenditure or incurs any obligation for the payment of money in connection therewith (including, without limitation, attorneys’ fees and disbursements, in instituting, prosecuting or defending any action or proceeding), then such sums paid, or obligations incurred, with interest (in each such case at the rate of 1.5% per month, but such interest rate shall not in any event exceed the maximum rate permitted by law) shall be deemed to be Additional Rent under this Sublease and shall be paid by Subtenant to Sublandlord within five (5) days after Sublandlord’s demand therefor.

19.Brokerage.     Each party to this Sublease represents that it dealt with no broker or other person who had any part, or was instrumental in any way, in bringing about this Sublease, other than Cushman & Wakefield (the “Broker”) for the Sublandlord and Cresa Partners (the “Broker”) for the Subtenant.  Each party shall indemnify and hold harmless the other party from and against: (i) all claims made by any other broker or other person for a brokerage commission, finder’s fee or similar compensation, on behalf of the indemnifying party and by reason of or in connection with this Sublease; and (ii) all loss, cost, damage, expense or liability (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such claims if such other broker or other person claims to have dealt with or otherwise through the indemnifying party.  Sublandlord will pay the Broker’s a commission pursuant to a separate agreement between Sublandlord and Broker.

20.Notices.     All notices, consents, approvals, demands, requests and other communications (collectively, “Notices”) which are required or desired to be given by either party to the other hereunder must be in writing and shall be personally delivered or sent by Federal Express or comparable courier for delivery on the morning of the next business day, and with all delivery or transmission charges prepaid.  Notices delivered in the manner provided herein shall be deemed to have been given when delivered or when receipt therefor has been refused.  Until such time as Sublandlord shall designate otherwise, all Notices given to Sublandlord shall be addressed to Sublandlord at 11388 Sorrento Valley Rd.  San Diego, CA  92121; Attention General Counsel.  All Notices given to Subtenant shall be addressed to Subtenant at 177 E. Colorado Blvd., Suite 700, Los Angeles, CA 91105; Attn: General Counsel.  Sublandlord and Subtenant may from time to time change the names and/or addresses to which Notices given to such party shall be addressed and sent as aforesaid, by designating such other names and/or addresses in a notice given in accordance with the provisions of this Section.

21.Waiver of Jury Trial.     The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Subleased Premises, any claim of injury or damage, or the enforcement of any remedy under any statute.  If Sublandlord commences any summary proceeding for nonpayment of Rent required to be made under this Sublease, Subtenant will not interpose any counterclaim (except for mandatory or compulsory counterclaims) of any nature or description in any such proceeding.

22.Holding Over by Subtenant. If Subtenant (including without limitation any subtenant, successor, or assignee of Subtenant, to the extent permitted herein) holds over and remains in possession of the Subleased Premises or any part thereof beyond the termination of the Sublease Term, (a) unless and until Sublandlord and Subtenant have otherwise expressly agreed, such holding over shall under no circumstances be deemed to constitute a tenancy at will, a month-to-month tenancy, or any other form of tenancy, and, instead, such holding over shall be regarded as occurring over Sublandlord’s objection, and Subtenant shall be (i) a trespasser without any right to occupy the Subleased Premises, (ii) a tenant at sufferance, or (iii) a holdover tenant, whichever is deemed by the law of the pertinent jurisdiction to hold the least rights to, or estate in, the Subleased Premises, (b) Subtenant shall pay to Sublandlord, as a charge for the occupancy of the Subleased Premises, an amount equal to one hundred seventy-five percent (150%) of the combined total of the monthly Rent and Additional Rent charged under this Sublease for the last month of the Sublease Term, and such payments shall be made on the same schedule and in accordance with the same procedures as were in effect concerning such payments prior to the commencement of such holding over, (c) in addition to and without limiting any other rights and remedies that Sublandlord may have on account of such holding over, Subtenant shall pay to Sublandlord all direct, indirect, and consequential damages, costs, and expenses incurred by Sublandlord as a result of such holding over, including without limitation any costs and expenses that Prime Landlord charges to Sublandlord on account thereof, and (d) indemnify Sublandlord against, and hold Sublandlord harmless from, any damage, loss, claim, liability, or

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expense, including without limitation all direct and consequential damages for which Sublandlord is responsible under the Prime Lease and reasonable attorneys’ fees, arising out of such holding over.

23.Fire, Casualty, and Eminent Domain. With respect to any damage or destruction by fire or other casualty, or any taking by eminent domain, the provisions of the Prime Lease shall govern, and Sublandlord shall have the right, without Subtenant’s consent, to make, in Sublandlord’s sole discretion, whatever elections are provided to Sublandlord under the Prime Lease.  In the event the Prime Lease is not terminated on account of any such fire or casualty, Subtenant shall be responsible for all restoration required of Sublandlord thereunder as to the Subleased Premises.

24.Sublandlord Liability.  Sublandlord shall not be liable to Subtenant for any: (a) acts or omissions of persons occupying the Building; (b) damage to property entrusted to employees of the Building or resulting from any accident or occurrence in the parking area; (c) for loss or damage to any property by theft or otherwise; or (d) any injury or damage to persons or property resulting from any cause of whatsoever nature, unless (and only to the extent) caused by or due to the gross negligence or willful misconduct of Sublandlord.

25.No Waiver.     The failure of Sublandlord to insist in any one or more cases upon the strict performance or observance of any obligation of Subtenant under this Sublease, or to exercise any right contained in this Sublease, shall not be construed as a waiver or relinquishment for the future of either any such obligation Subtenant or any right of Sublandlord.  The Sublandlord’s receipt, and acceptance of performance, of any other obligation by Subtenant, with knowledge of the Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach.  No waiver of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord.

26.Complete Agreement.     There is no representation, agreement, arrangement or understanding, oral or written, between Sublandlord and Subtenant relating to the subject matter of this Sublease which is not fully expressed in this Sublease.  This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

27.Successors and Assigns.     The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  If Sublandlord assigns or transfers the leasehold estate under the Prime Lease, Sublandlord shall be entirely relieved and freed of all obligations under this Sublease.

29.Interpretation.     Irrespective of the place of execution of performance, this Sublease shall be governed by and construed in accordance with the laws of California applicable to agreements made and to be wholly performed within such venue.  If any provision of this Sublease, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, then the remainder of this Sublease, and the application of that provision to the other persons or circumstances, shall not be affected but rather shall be enforced to the extent permitted by law.  This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.  If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, it shall be deemed that such words or phrases were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.  Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party undertaking or making same (not dependent on any other provision of this Sublease unless otherwise expressly provided).  All terms and words used in this Sublease, regardless of number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

30.No Offer Until Delivery.     This Sublease shall not become effective against the Sublandlord until Sublandlord receives: (i) a fully executed counterpart of this Sublease; (ii) the written consent of the Prime Landlord, as required under the Prime Lease; and (iii) the first monthly installment of Rent.

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31.Authority.     Each party to this Sublease represents that it is authorized to execute and to deliver the same and perform its obligations as set forth herein.

32.Required Accessibility Disclosure. In accordance with Section 1938 of the Civil Code of the State of California, Sublandlord hereby provides the following information:

(a)Sublandlord hereby states that the Subleased Premises have not undergone inspection by a Certified Access Specialist ("CASp").

(b)A CASp can inspect the Subleased Premises and determine whether the Subleased Premises comply with all of the construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making repairs necessary to correct violations of construction-related accessibility standards within the premises. In furtherance of the foregoing, Sublandlord and Subtenant hereby agree as follows: (a) any CASp inspection requested by Subtenant shall be conducted, at Subtenant's sole cost and expense, by a CASp designated by Sublandlord, subject to Sublandlord's reasonable rules and requirements; (b) Subtenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Subleased Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Subtenant in its use or occupancy of the Sublease Premises shall require any improvements or repairs to the Building (outside the Subleased Premises) to correct violations of construction-related accessibility standards, then Subtenant shall reimburse Sublandlord upon demand, as Additional Rent, for the cost to Sublandlord of performing such improvements or repairs or the cost Sublandlord is charged by Prime Landlord to perform the same.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first above written.

Subtenant:

Arrowhead Pharmaceuticals, Inc.,

a Delaware corporation

By: /s/ Kenneth A. Myszkowski

Name:Kenneth A. Myszkowski

Title: Chief Financial Officer

Sublandlord:

Halozyme, Inc.,

a California corporation

By: /s/ Mas Matsuda

Name:Mas Matsuda

Title:Senior Vice President, General Counsel